UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 26, 2016
DYNATRONICS CORPORATION
(Exact name of registrant as specified in its charter)

Utah	0-12697	87-0398434
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

7030 Park Centre Drive, Cottonwood Heights, Utah 84121
(Address of principal executive offices)  (Zip Code)

Registrant's telephone number, including area code: (801) 568-7000

______________________________________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Appointment of New Principal Financial Officer.  On Monday, September 26, 2016, Dynatronics Corporation ("Registrant") appointed David Alma Wirthlin, 55, as its new Chief Financial Officer, replacing Terry M. Atkinson.  Mr. Atkinson will continue with the Registrant as Director of Accounting.  Mr. Wirthlin's most recent employment was with ArmorWorks Enterprises, LLC, a privately-held military armor technology company located in Arizona, where he served in several capacities.  He served as Chief Financial Officer of ArmorWorks from June 2004 until January 2016, and most recently was a consultant on a contract basis to the company.  Mr. Wirthlin had previously served as Chief Financial Officer for Integrated Information Systems, Inc. and SkyMall, Inc. where he led the initial public offering process for each company and subsequently was directly responsible for all SEC related functions.  He also brings with him seven years of public accounting and consulting experience from his time at Arthur Andersen LLP.

Mr. Wirthlin's employment with the Registrant will begin on October 11, 2016.  His compensation package as an at will employee will include a base salary of $165,000 per year, payable in equal installments bi-weekly, with an increase in the annual base amount to $175,000 per year effective March 1, 2017.  In addition, within six months following the date of hiring, Mr. Wirthlin will be granted options to purchase 24,000 shares of common stock of the Registrant under the Registrant's equity incentive award plan, vesting in four equal installments, 25% annually beginning on the first anniversary of the date of grant.  The Registrant will also reimburse Mr. Wirthlin up to $7,500 in relocation and commuting expense to facilitate his move from Arizona to Utah.

Mr. Wirthlin holds an MBA from the University of Chicago and a BS in Accounting from the University of Utah.  He is a CPA in the State of Utah (1987, Inactive status).

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1            Press Release, dated September 30, 2016, announcing appointment of new Chief Financial Officer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNATRONICS CORPORATION

By: /s/ Kelvyn H. Cullimore, Jr.
Kelvyn H. Cullimore, Jr.
Chairman and President

Date: September 30, 2016